Exhibit 8.1

February 6, 2007

PAETEC Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

Ladies and Gentlemen:

We have acted as special counsel to PAETEC Corp., a Delaware corporation (“PAETEC”), in connection with the proposed mergers, pursuant to the Agreement and Plan of Merger (the “Agreement”) dated as of August 11, 2006, as amended as of December 22, 2006 and as of the date hereof, by and among US LEC Corp. (“US LEC”), PAETEC Corp. (“PAETEC”), WC Acquisition Holdings Corp. (“Holdings”), WC Acquisition Sub U Corp. (“Merger Sub U”), and WC Acquisition Sub P Corp. (“Merger Sub P”), of (i) Merger Sub P into PAETEC (the “PAETEC Merger”), and (ii) Merger Sub U into US LEC (the “US LEC Merger”). As a consequence of the PAETEC Merger and the US LEC Merger, PAETEC and US LEC will become wholly-owned subsidiaries of Holdings, and the existing shareholders of PAETEC and US LEC will receive all of the outstanding shares of stock of Holdings. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement on Form S-4, which includes the joint proxy statement/prospectus, filed by PAETEC with the Securities and Exchange Commission (the “SEC”) on November 13, 2006, as amended through the date hereof (the “Registration Statement”), and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have assumed that the PAETEC Merger and the US LEC Merger will be consummated in accordance with the Agreement and that none of the terms and conditions of the Agreement will be waived or modified.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photo static or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that the Agreement and such other documents, certificates, and records are, and will continue to be, duly authorized, valid, and enforceable.

PAETEC Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

February 6, 2007

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of PAETEC, US LEC and Holdings, as well as statements and representations of certain shareholders of PAETEC and US LEC, and we have assumed that such statements and representations are and will continue to be true, correct and complete without regard to any qualification as to knowledge or belief.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Subject to the assumptions set forth herein and the assumptions and qualifications set forth in the Registration Statement, it is our opinion that the PAETEC Merger together with the US LEC Merger will be treated as an integrated series of transfers under Section 351 of the Code and that the U.S. federal income tax consequences to stockholders of PAETEC of the receipt by them of shares of Holdings common stock, and cash in lieu of fractional shares of Holdings common stock, in exchange for their shares of PAETEC common stock pursuant to the PAETEC Merger will be as follows:

•	a PAETEC stockholder whose shares of PAETEC common stock are exchanged in the PAETEC Merger for shares of Holdings common stock will not recognize gain or loss, except with respect to cash, if any, received in lieu of a fractional share of Holdings common stock;

•	a PAETEC stockholder who receives cash instead of a fractional share of Holdings common stock in the PAETEC Merger will, under Section 304 of the Code, be treated as having received such cash in redemption of a fractional share of PAETEC common stock corresponding to such fractional share of Holdings common stock. Provided that the PAETEC common stock is a capital asset in the hands of such stockholder, the stockholder will recognize capital gain or loss equal to the difference, if any, between the amount of cash received and such stockholder’s basis for the fractional share deemed redeemed. Any such capital gain or loss will be long-term capital gain or loss if the holding period of the PAETEC common stock deemed redeemed is more than one year at the time of the PAETEC Merger;

•	a PAETEC stockholder’s aggregate tax basis in shares of Holdings common stock received in the PAETEC Merger will equal (1) the aggregate tax basis of PAETEC common stock surrendered in the PAETEC Merger, less (2) the portion of such tax basis allocable to any fractional share of PAETEC common stock deemed redeemed; and

PAETEC Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

February 6, 2007

•	a PAETEC stockholder’s holding period for shares of Holdings common stock received in the PAETEC Merger will include the stockholder’s holding period for the shares of PAETEC common stock surrendered in the PAETEC Merger.

Except as set forth above, we express no other opinion, including, without limitation, any opinion as to whether any events subsequent to the Effective Time will be integrated with the PAETEC Merger and/or the US LEC Merger for U.S. federal income tax purposes and the effect, if any, of such events on our conclusions herein. This letter has been prepared for you solely in connection with the PAETEC Merger and the US LEC Merger. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name in the Registration Statement under the headings “The Mergers — Material U.S. Federal Income Tax Consequences of the PAETEC Merger and the US LEC Merger,” and “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson LLP

HOGAN & HARTSON LLP